EXHIBIT 10.1
                            AGREEMENT


     THIS AGREEMENT (the "Agreement") is made and entered into effective June 12, 1996, by and between SMITH MANAGEMENT COMPANY, INC., a New York corporation ("Smith Management"), FARMOUT INC., a Utah corporation ("Farmout"), RANDALL D. SMITH ("R. Smith"), JEFFREY A. SMITH ("J. Smith"), JOHN W. ADAMS ("Adams") (R. Smith,
J. Smith and Adams are hereinafter referred to as the "Farmout Stockholders"), INLAND RESOURCES INC. ("Inland") and INLAND PRODUCTION COMPANY ("Inland Production").

                         R E C I T A L S:

     WHEREAS, Farmout Stockholders own all of the issued and outstanding capital stock of Farmout ("Farmout Stock") and Farmout Stockholders desire to sell, transfer and convey to Inland, and Inland desires to acquire, the Farmout Stock in exchange for the "Common Shares" (as defined in Section 1.01), in accordance with the terms of this Agreement; and

     WHEREAS, Smith Management (or its designee) desires to acquire 950,000 shares of the 1,000,000 shares of Series B
Preferred Stock (as hereinafter defined) of Inland for $9,500,000 of the total of $10,000,000 to be received for the Series B
Preferred Stock, and Inland desires to issue such Series B
Preferred Stock to Smith Management; and

     WHEREAS, the acquisition of the Farmout Stock by Inland and the acquisition of the Series B Preferred Stock by Smith
Management are part of a joint transaction that will be closed in two separate closings, on June 12, 1996 and July 31, 1996, respectively; and

     WHEREAS, Inland intends to call its existing Series A
Preferred Stock for redemption or conversion on July 31, 1996 and to the extent any shares are to be redeemed, the proceeds from the issuance of the Series B Preferred Stock are intended to be used by Inland to pay any required redemption amounts.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and representations set forth herein, the parties hereto agree as follows:

                       A G R E E M E N T S:


                                I.
                SALE AND PURCHASE OF FARMOUT STOCK


     1.01 Farmout Stockholders hereby agree to sell, transfer and convey to Inland at Farmout Closing (herein so called) good, marketable and indefeasible title to the Farmout Stock free and clear of any lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever. In consideration therefor, and on the basis of and in reliance upon the representations, warranties, obligations and agreements of Farmout Stockholders set forth herein, Inland agrees to purchase the Farmout Stock at Farmout Closing and agrees to deliver to Farmout Stockholders (or to such persons as the Farmout Stockholders designate) an aggregate of 1,309,880 post-split shares (the "Common Shares") of Inland's common stock, par value $.001 per share ("Common Stock"), which shall not be delivered by Inland until January 2, 1997, except where such delivery is accelerated as hereinafter provided. Inland's agreement to issue and deliver the Common Shares on January 2, 1997 shall be secured by a pledge of the Farmout Stock pursuant to a Security Agreement in the form attached hereto as Exhibit "A" and incorporated herein for all purposes by this reference. The Farmout Closing shall take place on June 12, 1996 (the "Farmout Closing Date") at the offices of Inland at 2:00 p.m. (Denver time). At the Farmout Closing, Farmout Stockholders shall deliver the stock certificates representing the Farmout Stock to Inland, duly endorsed for transfer, and Inland and the Farmout Stockholders will execute the Security Agreement and the Registration Rights Agreement. As noted above, the Common Shares shall not be delivered by Inland until January 2, 1997; provided, however, in the event of the filing of a petition in bankruptcy against Inland, or the voluntary filing of a bankruptcy petition by Inland, prior to such date, the Common Shares shall be immediately issuable by Inland without further demand or action by Farmout Stockholders. Inland hereby acknowledges and agrees that from and after the transfer of the Farmout Stock by the Farmout Stockholders to Inland at the Farmout Closing its obligation to issue and deliver the Common Shares is fixed, absolute and unconditional, and Inland shall not be entitled to assert any defenses to such issuance and delivery including, without limitation, any breach by Farmout Stockholders or Smith Management of any of their respective agreements, covenants, warranties or representations herein. The acquisition by Inland of the Farmout Stock and the issuance by Inland of the Common Shares are collectively referred to herein as the "Farmout Transactions".

     1.02 Farmout Stockholders and Inland hereby agree that the effective date of the acquisition of the Farmout Stock by Inland shall be June 1, 1996 and Farmout Stockholders and Farmout agree that Farmout shall make no distributions or payments of cash or other properties (other than a dividend in the amount of $213,700), or incur any liabilities (other than accrued income tax liabilities), after June 1, 1996. Farmout Stockholders and Farmout also represent and warrant to Inland and Inland Production that the Farmout Agreement dated effective July 1, 1995 (the "Farmout Agreement") between Inland, Inland Production and R. Smith, the Option Agreement ("Option Agreement") between Inland, Inland Production and Smith dated November 22, 1995, and the Warrant Certificate ("Warrant Certificate") issued by Inland in favor of Smith dated November 22, 1995 have all been duly and properly assigned to Farmout, and Farmout is the proper party in interest with respect to each of said documents. Farmout Stockholders and Farmout further represent and warrant to Inland and Inland Production that effective as of June 1, 1996 and effective as of the Farmout Closing, Farmout owned, and will own, no other assets, and had, and will have, no other liabilities or obligations, contingent or otherwise (other than accrued income tax liabilities), other than the assets represented by the wells covered by the Farmout Agreement and the warrants represented by the Warrant Certificate, or the liabilities and obligations encompassed within the Farmout Agreement, Option Agreement or Warrant Certificate.

     1.03 Until the Common Shares are delivered by Inland to the Farmout Stockholders on January 2, 1997, Inland hereby agrees that it will not, without the prior written consent of the Farmout Stockholders, effect a stock split of its Common Stock, issue any stock dividend on its Common Stock or engage in a recapitalization or other event that would cause the outstanding shares of Common Stock to receive additional securities or be converted into other securities.

                               II.
                     SERIES B PREFERRED STOCK

     2.01 Subject to the terms and conditions of this Agreement, at the "Series B Closing" (herein so called) Inland agrees to issue and sell to Smith Management, and Smith Management (or Smith Management's designee) agrees to subscribe for and purchase from Inland, 950,000 shares (the "Series B Shares") of a series of 1,000,000 shares of preferred stock, par value $.001 per share, of Inland having the relative rights, preferences, privileges and limitations set forth on the "Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock" ("Certificate of Designation") attached hereto as
Exhibit "B" and incorporated herein for all purposes by this reference (the "Series B Preferred Stock"), for an aggregate purchase price of $9,500,000 ($10.00 per Series B Share) (the "Purchase Price"). The transactions contemplated to take place at the Series B Closing are referred to herein as the "Series B Transactions". Smith Management acknowledges that it is anticipated by Inland that the remaining 50,000 shares of Series B Stock will be sold to another purchaser for the price of $10.00 per share and that such sale will close on or around the Series B Closing, provided, however, Smith Management (or its designee) shall, whether or not such additional purchase and sale is made, be obligated to purchase the Series B Shares at the Series B Closing, and Inland shall be obligated to issue the Series B Shares to Smith Management (or its designee) at the Series B Closing.

     2.02 Subject to the terms and conditions of this Agreement, the issuance and purchase of the Series B Shares shall take place at the "Series B Closing" to be held at the offices of Inland at 10:00 a.m. (Denver time) on July 31, 1996. The date on which the Series B Closing occurs is referred to herein as the "Series B Closing Date." On the Series B Closing Date, Inland will deliver the Series B Shares registered in the name of Smith Management and/or Smith Management's nominee or designee upon receipt of the Purchase Price therefor by wire transfer of immediately available funds to an account designated by Inland, or by such other method as is mutually agreed to by Smith Management and Inland. Such certificates shall bear appropriate restrictive legends deemed necessary by Inland to comply with applicable securities laws. Effective as of the Series B Closing Date, Inland will file with the Secretary of State of Washington the Certificate of Designation.

                               III

             REPRESENTATIONS AND WARRANTIES OF INLAND

     Inland represents and warrants to the Farmout Stockholders and Smith Management, respectively, as of the date hereof and as of each of the Farmout Closing Date and Series B Closing Date, respectively, as follows:

     3.01 Inland has all requisite corporate power and authority to execute and deliver this Agreement, the Security Agreement and the Registration Rights Agreement (in the form attached hereto as Exhibit "C" and incorporated herein for all purposes by this reference) and to consummate the acquisition of the Farmout Stock as provided herein, the issuance of the Common Shares and the issuance of the Series B Shares as provided herein (collectively referred to herein as the "Transactions"). The execution and delivery of this Agreement, the Security Agreement and the Registration Rights Agreement and the consummation of the Transactions to be performed by Inland have been duly and validly authorized by all necessary action on the part of the Board of Directors of Inland, and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement, the Security Agreement and the Registration Rights Agreement by Inland or to consummate the Transactions to be performed by Inland, other than filing the Certificate of Designation with the Secretary of State of Washington on the Series B Closing Date. This Agreement has been, and the Security Agreement, and the Registration Rights Agreement, when executed at Farmout Closing, will have been, duly and validly executed and delivered by Inland and, assuming this Agreement, the Security Agreement and the Registration Rights Agreement constitutes a valid and binding obligation of Smith Management, Farmout and Farmout Stockholders, this Agreement constitutes, and the Security Agreement and Registration Rights Agreement, when executed at Farmout Closing, will constitute, a valid and binding agreement of Inland, enforceable against Inland in accordance with its terms. Upon receipt by Inland of the Purchase Price and the Farmout Stock, the Series B Shares and the Common Shares to be issued on January 2, 1997, shall be duly authorized, validly issued (when issued), fully paid and non-assessable. The Common Shares will have been reserved for issuance as of the Farmout Closing Date, and the shares of Common Stock underlying the Series B Shares will have been reserved for issuance as of the Series B Closing Date.

     3.02 Neither the execution and delivery of this Agreement, the Security Agreement or the Registration Rights Agreement by Inland, the consummation of the Transactions to be performed by Inland nor compliance by Inland with any of the provisions hereof or of the Security Agreement or Registration Rights Agreement will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or by-laws of Inland or any of its Subsidiaries, assuming, for this purpose, the Certificate of Designation has been filed with the Secretary of State of Washington; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, including those of the United States, any foreign country, state, county, city or other political subdivision, agency or instrumentality thereof (herein referred to as a "Governmental Authority"), except for consents, approvals, authorizations, permits, filings or notifications which have been obtained or made; (iii) except upon failure to obtain the consent of Trust Company of the West required to be obtained under that certain Credit Agreement dated November 29, 1995, result in a default (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which Inland or any of its Subsidiaries is a party or by which Inland or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; (iv) result in the creation or imposition of any lien, charge or other encumbrance on the assets of Inland or any of its Subsidiaries; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Inland, any of
its Subsidiaries or any of their respective assets.   For
purposes of this Agreement, "Subsidiary" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity; and such term shall also refer to any other partnership, limited partnership, joint venture, trust, or other business entity in which such entity has a material interest.

     3.03 The offer, sale and issuance of the Common Shares or Series B Shares pursuant to this Agreement do not require registration of the Common Shares or Series B Shares under the Securities Act of 1993, as amended (the "Securities Act") or registration or qualification under any applicable state "blue sky" or securities laws, based on available non-public offering exemptions which are based, in part, on the representations of Smith Management and Farmout Stockholders in Section 4.03.
Inland has not taken, directly or indirectly, nor will it take any action which will subject the issuance or sale of any of the Common Shares or Series B Shares to be in violation of the provision of Section 5 of the Securities Act or the provisions of any securities, blue sky law or similar law of any applicable jurisdiction.

     3.04 No broker's or finder's fees or commissions will be payable by Inland in connection with the issuance and sale of the Common Shares or Series B Shares or the Transactions.

     3.05 The authorized capital stock of the Inland consists of 25,000,000 shares of Common Stock, and 20,000,000 shares of Class A preferred stock, par value $.001 per share ("Preferred Stock"). As of the date hereof, 4,092,800 shares of Common Stock and 106,850 Series A Preferred Shares were issued and outstanding. Except upon written notification to Smith Management and Farmout Stockholders, Inland will not, prior to the Series B Closing, issue any Common Stock or Preferred Stock (other than upon conversion of Series A Preferred Shares or exercise of outstanding options or warrants), and will not repurchase or redeem any Common Stock or Preferred Stock (other than the anticipated redemption of Series A Preferred Shares). Other than the Common Shares issuable pursuant to this Agreement or the shares of Common Stock underlying the Series B Shares, neither Inland nor any Subsidiary has any shares of its capital stock reserved for issuance, except for shares of Common Stock issuable upon conversion of Series A Preferred Shares and except for 212,800 shares of Common Stock issuable pursuant to Inland's employee stock option plan, of which options for 184,960 shares are outstanding, and 256,911 shares issuable pursuant to other outstanding subscriptions, options and warrants. No other options, warrants or securities convertible into Common Stock, other than the Series A Preferred Shares, are outstanding. All such issued and outstanding shares of capital stock of Inland are validly issued, fully paid, non-assessable and free of any preemptive rights.

     3.06 The various reports filed by Inland with the Securities and Exchange Commission do not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements contained therein not misleading.


                                IV

                REPRESENTATIONS AND WARRANTIES OF
            SMITH MANAGEMENT AND FARMOUT STOCKHOLDERS

     Smith Management hereby represents and warrants to Inland and Inland Production as of the date hereof and as of the Series B Closing Date, and the Farmout Stockholders each severally represent and warrant to Inland and Inland Production as of the date hereof and as of the Farmout Closing Date, as follows:

     4.01 Each of Smith Management and Farmout has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be performed by Smith Management and Farmout. The execution and delivery of this Agreement and the consummation of the Transactions to be performed by Smith Management and Farmout have been duly and validly authorized by all necessary action on the part of the Boards of Directors of Smith Management and Farmout, and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement by Smith Management or Farmout or to consummate the Transactions to be performed by Smith Management or Farmout. This Agreement has been duly and validly executed and delivered by each of Smith Management, Farmout and the Farmout Stockholders and, assuming this Agreement constitutes a valid and binding obligation of Inland, this Agreement constitutes a valid and binding agreement of each of Smith Management, Farmout and the Farmout Stockholders, enforceable against each of Smith Management, Farmout and the Farmout Stockholders in accordance with its terms.

     4.02 Neither the execution and delivery of this Agreement by Smith Management, Farmout and the Farmout Stockholders, the consummation of the Transactions to be performed by Smith Management, Farmout and the Farmout Stockholders, nor compliance by Smith Management, Farmout and the Farmout Stockholders, with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or by-laws of Smith Management or Farmout or any of their Subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for consents, approvals, authorizations, permits, filings or notifications which have been obtained or made, (iii) result in a default (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which Smith Management, Farmout or the Farmout Stockholders, or any of the Subsidiaries of Smith Management or Farmout, is a party or by which Smith Management, Farmout or the Farmout Stockholders, or any of the Subsidiaries of Smith Management or Farmout, or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Smith Management, Farmout or the Farmout Stockholders, any of the Subsidiaries of Smith Management or Farmout, or any of their respective assets.

     4.03 Each of Smith Management and the Farmout Stockholders has such knowledge and experience in financial and business matters as enables it or him to evaluate the merits and risks of an investment in the Shares. Each of Smith Management and the Farmout Stockholders is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. Each of Smith Management and the Farmout Stockholders is acquiring the Common Shares and Series B Shares, as applicable, for its or his own account and not with the view to resale or redistribution thereof in violation of the Securities Act. Each of Smith Management and the Farmout Stockholders acknowledges that it or he may not transfer the Common Shares and Series B Shares, as applicable, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and that a legend to such effect shall be included on the certificate representing the Common Shares and Series B Shares.

                                V

                            COVENANTS

     5.01 Between the date hereof and the Series B Closing Date, Inland will afford to Smith Management and its authorized representatives reasonable access (subject to tenants' rights) to the plant, offices, warehouses, or other facilities and properties, including oil and gas properties) and to the books and records of Inland and its Subsidiaries, will permit Smith Management and its representatives to make such reasonable inspections as they may require and will cause its officers and those of its Subsidiaries to furnish Smith Management and its representatives with such financial and operating data, environmental assessment and other information with respect to the business, assets and properties of Inland and its Subsidiaries, as applicable, as Smith Management and its representatives may from time to time reasonably request. No inspection or examination by Smith Management or the Farmout Stockholders or their representatives will constitute a waiver of any claim against Inland for misrepresentation or breach of this Agreement. Smith Management and the Farmout Stockholders shall hold strictly confidential all information obtained as a result of any examination or inspection of Inland and its Subsidiaries; provided, that Smith Management and the Farmout Stockholders shall not be obligated to hold confidential information which (i) was or becomes generally available to the public other than as a result of a disclosure by Smith Management or the Farmout Stockholders or their representatives or (ii) was or becomes available to Smith Management and the Farmout Stockholders on a nonconfidential basis from a source other than Inland or its representatives, provided that such source is not bound by a confidentiality agreement with Inland or otherwise prohibited from transmitting the information to Smith Management and the Farmout Stockholders.

     5.02 Subject to the terms and conditions herein provided, Inland and each of Smith Management and the Farmout Stockholders agree to use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions.

     5.03 Inland and Smith Management will consult with each other before issuing any press release or otherwise making any public statements with respect to the existence of this Agreement or the Transactions and shall not issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreements between Inland and NASDAQ.

     5.04 For so long as Smith Management, the Farmout Stockholders or any of their Affiliates (which term has the meaning given to it in Rule 405 under the Securities Act) own any of the Common Shares or Common Stock underlying the Series B Shares or any other securities of Inland, Inland covenants and agrees that it will (i) maintain on a current basis the filing of all reports required to be filed by Inland pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder; (ii) use its reasonable best efforts to maintain its qualification for the use of Form S-3; and (iii) cooperate with Smith Management and the Farmout Stockholders whenever Smith Management or the Farmout Stockholders wish to dispose of any securities of Inland owned by them or any of their Affiliates under Rule 144 and/or Rule 144A under the Securities Act, to the full extent feasible in order to consummate such disposition.

                                VI

                  CONDITIONS OF SMITH MANAGEMENT

     The obligations of Smith Management to effect the closing of the Series B Shares on the Series B Closing Date are subject to the satisfaction of the following conditions any one or more of which may be waived by Smith Management.

     6.01  The representations and warranties contained in
Article III hereof shall be true in all material respects on and as of the Series B Closing Date as if made on and as of the Series B Closing Date. Inland shall have complied with all of its obligations contained herein performance of which is required on or prior to the Series B Closing Date. Smith Management shall have received a certificate to the foregoing effect executed by an officer of Inland.

     6.02 The Certificate of Designation in the form of Exhibit
"B" shall have been filed with the Secretary of State of Washington on or before the Series B Closing Date.

     6.03 Smith Management shall, prior to the Series B Closing
Date, be satisfied, in its sole discretion, with the results of its legal and business due diligence of Inland.

     6.04 There shall have been no Material Adverse Effect from the end of the quarter covered by Inland's most recently filed Form 10-QSB until the Series B Closing Date with regard to the obligation of Smith Management (or its designee) to purchase the Series B Shares.

     6.05 Trust Company of the West shall have consented to the issuance of the Series B Shares by Inland and the redemption of the Series A Preferred Stock on or before the Series B Closing
Date.

     6.06 Inland shall send a notice of redemption to all holders of Series A Preferred Stock simultaneously with the Series B
Closing.

     6.07 Smith Management shall have received an opinion of Inland's counsel at Series B Closing, in the form reasonably requested by Smith Management.

                               VII

                       INLAND'S CONDITIONS

     The obligations of Inland to issue and sell the Series B
Shares are subject to the satisfaction of the following conditions any one or more of which may be waived by Inland:

     7.01  The representations and warranties contained in
Article IV hereof shall be true in all material respects on and as of the Series B Closing Date as if made on and as of the Series B Closing Date with regard to the issuance of the Series B Shares. Smith Management shall have complied with all of its obligations contained herein performance of which is required on or prior to the Series B Closing Date. Inland shall have received a certificate to the foregoing effect executed by an officer of Smith Management, as applicable.

     7.02 Trust Company of the West shall have consented to the issuance of the Series B Shares by Inland and the redemption of the Series A Preferred Stock on or before the Series B Closing
Date.


                               VIII

                TERMINATION, AMENDMENT AND WAIVER

     8.01 The Series B Transactions contemplated hereby may be abandoned at any time prior to the Series B Closing, as follows:

     (a)  By the mutual written consent of Inland, Inland
Production and Smith Management;

     (b) On or after August 1, 1996, by Inland and Inland Production, on the one hand, or by Smith Management, on the other hand, if the Series B Closing shall not have occurred prior thereto; provided, however, that a party shall not have the right to terminate this Agreement pursuant to this Section 8.01 (b) if the Series B Closing failed to occur on or before such date by reason of the breach by such party of any of its obligation hereunder; or

     (c) by Inland and Inland Production, on one hand, or Smith Management, on the other hand, if there shall have been a breach by the other party of any of the covenants contained herein or if any representation or warranty made by any other party is untrue in any material respect.

     8.02 In the event of the abandonment of the Series B Transactions pursuant to Section 8.01(a), (b) or (c), this Agreement shall forthwith become void and have no effect with respect to the Series B Transactions, without any liability in respect to the Series B Transactions on the part of any party other than Section 9.05. In the event of the abandonment of the Series B Transactions, this Agreement will remain in full force and effect with respect to the Farmout Transactions and Inland will remain absolutely and unconditionally obligated to deliver the Common Shares in accordance with Section 1.01 hereof.

                                IX

                          MISCELLANEOUS

     9.01 This Agreement (a) constitutes the entire agreement among the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     9.02 All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to respective parties as follows:

If to Inland or Inland Production:

          c/o Inland Resources Inc.
          475 17th Street
          Suite 1500
          Denver, Colorado  80202
          Fax: 303-296-4070
          Attn:  Kyle R. Miller

          With a copy to:
          Glast, Phillips and Murray, P.C.
          2200 One Galleria Tower
          13355 Noel Road, L.B. 48
          Dallas, Texas 75240-6657
          Fax: 214-419-8329
          Attn: Mike Parsons

If  to Smith Management or the Farmout Stockholders:

          c/o Smith Management Company, Inc.
          885 Third Avenue
          34th Floor
          New York, New York 10022
          Attn: David A. Persing, Senior Vice President and
General Counsel

     9.03 This Agreement shall be governed by and construed in accordance with the laws in the state of New York applicable to agreements made and wholly performed in the State of New York.

     9.04 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the sane agreement.

     9.05 Except as otherwise provided herein or in the Registration Rights Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with transactions contemplated hereby, including fees and expenses of its representatives.

     9.06 Except as provided in this Section 9.06, neither Smith Management, the Farmout Stockholders nor Inland may assign its or his rights or obligations hereunder; provided, however, Smith Management may assign its rights to acquire the Series B Shares to an affiliate, provided such assignment shall not relieve Smith Management of its obligations hereunder; and provided, further, that the Farmout Stockholders may designate other persons as the recipients of the Common Shares, as long as they do so in compliance with applicable securities laws.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed and delivered as of the day and year first set above.


                                   INLAND RESOURCES INC.


                                   By:     /s/ Kyle R. Miller
                                        Kyle R. Miller, President


                                   INLAND PRODUCTION COMPANY


                                   By:     /s/ Kyle R. Miller
                                        Kyle R. Miller, President


                                   SMITH MANAGEMENT COMPANY,
                                   INC.

                                   By:   /s/ David Persing
                                        Its: Senior Vice
                                             President


                                   FARMOUT INC.


                                   By:   /s/ Bruce M. Schnelwar
                                        Its: Senior Vice
                                             President


                                    /s/ Randall D. Smith
                                   Randall D. Smith, Individually



                                    /s/ Jeffrey A. Smith
                                   Jeffrey A. Smith, Individually



                                    /s/ John W. Adams
                                   John W. Adams, Individually